Exhibit 10.4

June 12, 2016

Kenneth P. Gianella

[address]

Dear Ken:

I am pleased you have agreed to serve as interim Chief Financial Officer (“Interim CFO”) of Silver Spring Networks, Inc. (the “Company”) during the Company’s search for a permanent Chief Financial Officer. This letter (the “Agreement”) sets forth the terms of your employment as the Company’s Interim CFO and is effective as of June 10, 2016 (the “Effective Date”).

1.

Position. In your position as Interim CFO, you will report to Michael Bell, the Company’s President & Chief Executive Officer (the “CEO”). The Interim CFO position is a full-time position with its principal work place at the Company’s headquarters in San Jose, California.

2.

Term. From the Effective Date, your position as Interim CFO may continue, at the latest, until the date on which a permanent successor Chief Financial Officer is hired and commences employment with the Company (the “Interim Term”). Notwithstanding the foregoing, the nature of your employment remains “at will,” and may be terminated by you or the Company at any time with or without cause or with or without advance notice. The Company expects that you will continue in your role as Vice President, Finance and Treasurer following the end of the Interim Term in the event you are not selected as the permanent Chief Financial Officer.

3.

Compensation and Benefits. During the Interim Term, the Company will continue to pay you your current annual salary of Two Hundred Sixty-one Thousand Six Hundred Dollars ($261,600) per year, payable pursuant to the Company’s normal payroll schedule.  In addition:

a.

The Company will pay you a bonus of $3,500 per month, subject to the applicable withholding taxes, for the duration of the Interim Term, to be paid on the 15th of each month with the first payment to occur on July 15, 2016;

b.

The Company will pay you a one-time lump sum bonus equal to $3,500 multiplied by the number of months during which you serve as Interim CFO during the Interim Term, subject to the applicable withholding taxes, to be paid on the 15th of the month following the end of the Interim Term; and

c.

Your current bonus target of 30% will be increased to 50% for the duration of the Interim Term, so that when the Company’s corporate bonus plan is payable, your bonus will include a factor for the number of months during which you serve as Interim CFO with a bonus target of 50% of regular earnings.

4.

Clawback. You hereby agree that the Company may recover, or require reimbursement of, any bonus or equity award made to you, pursuant to a clawback policy which may be adopted by the Board of Directors of the Company for the purpose of complying with current or proposed U.S. law or regulation.

Silver Spring Networks	•	230 West Tasman Drive	•	San Jose, California 95134	•	T + 1 669 770 4000	•	ssni.com

5.

Entire Agreement. This Agreement, together with your Employment Offer Letter dated May 31, 2014, and the letter agreement dated January 29, 2015 with respect to certain benefits in the event of your termination in connection with a change of control, sets forth the complete agreement regarding the terms of your employment as the Company’s Interim CFO. This Agreement may not be amended or modified, except by an express written agreement signed by both you and the CEO.

On behalf of Silver Spring Networks, we are delighted to extend you this additional compensation in connection with your service as Interim CFO.  To indicate your acceptance of the terms of this Agreement, please sign and date in the space provided below and return it to me no later than Friday, June 15, 2016.

Very Truly Yours,	ACCEPTED AND AGREED:
Silver Spring Networks, Inc.	Kenneth P. Gianella

/s/ Michael Bell	/s/ Kenneth P. Gianella
Michael Bell	Signature
President & CEO
June 10, 2016
Date

Silver Spring Networks, Inc.	•	230 West Tasman Drive	•	San Jose, California 95134	•	T + 1 669 770 4000	•	ssni.com